Exhibit 99.1

Press Release Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

Amex Symbol: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — SEPTEMBER 25, 2007, GREY WOLF, INC. ANNOUNCES TWO NEW RIGS AND THE INCREASE OF ITS COMMON STOCK REPURCHASE PROGRAM
Houston, Texas, September 25, 2007 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), announced that it has entered into three-year term contracts with two exploration and production companies to deploy two new 1,500 horsepower built-for-purpose rigs. With deliveries expected in the second and third quarters of 2008, these rigs are designed to drill multiple wells from the same location. The expected purchase price per rig is approximately $21.0 million, and these rigs will be deployed in the Rocky Mountain market.
Additionally, the Board of Directors authorized a $50.0 million increase in the Company’s common stock repurchase program. Grey Wolf will from time to time make purchases of common stock up to $150.0 million in open market or in privately negotiated block-trade transactions. To date, the Company has repurchased 12.5 million shares at a total cost of $86.1 million under the program leaving $63.9 million available for future purchases. The number of shares to be purchased and the timing of purchases will be based on several factors; the price of the common stock, general market conditions, available cash and alternate investment opportunities. The stock repurchase program is subject to termination prior to completion.
Tom Richards, Chairman, President and Chief Executive Officer stated, “We are committed to bringing value to our shareholders. Our strong cash position enables us to continue to grow the Company’s quality rig fleet balanced with the continuation of our common stock repurchase program. This balanced strategy underscores the Board’s confidence in the current and projected strength of Grey Wolf.”
Mr. Richards said, “The Company will also utilize the component parts of three of its currently marketed rigs as spare equipment. These rigs are low horsepower, mechanical rigs located in the Rockies — two 450 horsepower units and one 550 horsepower unit. There is no current financial statement impact as a result of this decision.”

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 – Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — SEPTEMBER 25, 2007
Mr. Richards concluded, “Over the past three years, Grey Wolf significantly improved its rig fleet through the substantial upgrade and refurbishment of 17 rigs and the deployment of eight new rigs. In addition, we recently acquired two like-new rigs and are adding the two new-build rigs announced today. We have sold or moved to parts inventory 15 lower end rigs (including the three in this announcement) during that time. Grey Wolf is focused on providing equipment that addresses the challenges of deep, directional or multi-well site drilling while improving the efficiency of operations for our customers.”
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements relate to our building, delivery times and deployment of our new rigs and our stock repurchase program and are subject to a number of important factors, many of which are beyond our control that could cause actual results to differ materially. Some factors that could cause actual results to differ materially are changes in prices of and demand for our services, the price of our common stock, the cost and delivery dates for new rigs and other operating and economic considerations. Please refer to our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007 for additional information concerning other risk factors that could cause actual results to differ materially from these forward-looking statements.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a current total drilling rig fleet of 121, which will increase to 123 with the expected addition of two rigs next year.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 – Fax (713) 435-6170
www.gwdrilling.com